Exhibit 5.1

The Directors
Amarin Corporation Plc
7 Curzon Street
London
W1J 5HG

and

Banc of America Securities LLC
9 West 57th Street, 40th Floor
New York, New York 10019
USA ("BOA")

and

The parties listed in Schedule
1 to this letter

21 December 2005

Dear Sirs

AMARIN CORPORATION PLC (THE "COMPANY")

This Opinion is being delivered to you in connection with the proposed placement by the Company of 26,100,098 ordinary shares of £0.05 each in the capital of the Company (the "Shares") and the grant of warrants to subscribe for 9,135,034 ordinary shares of £0.05 each in the Company pursuant to the the securities purchase agreement dated 16 December 2005 and entered into between the Company and the persons listed in Exhibit A thereto (the "Securities Purchase Agreement"). The Shares were registered pursuant to a registration statement (the "Registration Statement") on Form F-3 (File No. 333-121760) dated 30 December 2004 (as amended 1 March 2005), under the United States Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively the "US Securities Act") with the United States Securities and Exchange Commission ("SEC").

1.	Documents

For the purposes of this Opinion, we have examined only the following:

1.1	a copy of the certificate of incorporation and memorandum and articles of association of the Company;

1.2
a certificate from the Company Secretary of the Company (the "Secretary's Certificate") of the same date as this Opinion confirming, inter alia, the amount of the Company's authorised but unissued share capital, the nominal amount of relevant securities which the directors are authorised to allot under section 80 of the UK Companies Act 1985 (as amended) (the "Act") and the extent of the powers to allot equity securities conferred on the directors under section 95 of the Act;

1.3	information on the file held at Companies House in respect of the Company disclosed by an online search carried out by us at Companies House at 3.00 pm on 20 December 2005;

1.4
a copy of an extract of the minutes of a meeting of the board of directors of the Company held on 29 September 2005 and a meeting of a committee of the board of directors of the Company held on 19 December 2005, copies of which are attached to the Secretary's Certificate;

1.5	a copy of the resolutions of the Company's shareholders dated 25 July 2005, a copy of which is attached to the Secretary's Certificate;

1.6	the Registration Statement (as amended) (but not any document incorporated by reference therein);

1.7	a draft dated 12 December 2005 of the Securities Purchase Agreement,

but in relation to 1.6 and 1.7 above, for the sole limited purpose of this Opinion and specifically not in relation to compliance with the laws of the United States or any State or jurisdiction thereof, the rules of any non-UK regulatory body (including without limitation, SEC), any securities exchange (including without limitation, NASDAQ) or matters of fact.

2.	Assumptions

For the purposes of this Opinion we have assumed without investigation:

2.1	the authenticity, accuracy and completeness of all documents submitted to us as originals or copies, the genuineness of all signatures and the conformity to original documents of all copies;

2.2	the Securities Purchase Agreement is signed in the form of the draft referred to in paragraph 1.7 above;

2.3	the capacity, power and authority of each of the parties (other than the Company) to enter into and perform any documents reviewed by us;

2.4	the due execution and delivery of any documents reviewed by us in compliance with all requisite corporate authorisations (other than the execution by the Company of the Securities Purchase Agreement);

2.5	that all agreements examined by us are legal, valid and binding under the laws by which they are (or are expressed to be) governed;

2.6
that the contents of the Secretary's Certificate were true when given and remain true and that there is no matter not referred to in that Certificate which would make any of the information in the Secretary's Certificate incorrect or misleading;

2.7	that no change has occurred to the information on file at Companies House since the time of our search at 3.00 pm on 20 December 2005;

2.8
that, having undertaken such Companies House search and a winding up search at the Companies Court in England on 21 December 2005 and having made enquiries of the Company Secretary (the "Searches and Enquiries") (but having made no other searches or enquiries) and the Searches and Enquiries not revealing any of the same, no members' or creditors' voluntary winding up resolution has been passed and no petition has been presented and no order has been made for the administration, winding up or dissolution of the Company and no receiver, administrative receiver, administrator or similar officer has been appointed in relation to the Company or any of its assets;

2.9	that:

(a)	no alteration shall have been made as at the date of allotment of the Shares to either the memorandum of association or the articles of association of the Company;

(b)	as at the date of allotment of such Shares, the number of Shares to be allotted shall fall within the authorised and unallotted share capital of the Company; and

(c)
at the time of issue of the Shares the Company shall have received in full in cash the subscription price payable for the Shares and shall have entered the holder or holders thereof in the register of members of the Company showing that all the Shares shall have been fully paid up as to their nominal value and any premium thereon as at the date of their allotment;

2.10	that:

(a)
a meeting of the board of directors of the Company (or a duly constituted and empowered committee thereof) shall have been duly convened and held and a valid resolution passed at such meeting to approve the allotment and issue of the Shares;

(b)
as at the date of allotment of the Shares, the directors of the Company shall have sufficient powers conferred on them to allot the Shares under section 80 of the Act and under section 95 of the Act as if section 89(1) of the Act did not apply to such allotment;

(c)
that the directors will use all their authorities and exercise all their powers in connection with the allotment and issue of the Shares and setting the subscription price in each case bona fide in the interests of the Company;

(d)	the Company shall not issue (or purport to issue) Shares having an aggregate nominal value in excess of £75,384,763;

(e)	no Shares shall be issued at a discount to their nominal value (whether in pounds sterling or equivalent in any other currency);

(f)
in the event that the Shares are allotted at a price per share which is less than the then current market price for the Shares on the Nasdaq Stock Market, the issue price will be a fair price which is reasonable in all the circumstances;

2.11	that the Shares shall not be offered to the public in the United Kingdom in breach of any UK laws or regulations concerning the offer of securities to the public;

2.12
that no Shares shall be issued such that any person, or persons acting in concert, whether in one or more transactions and whether or not aggregated with any existing holding, shall acquire shares in the Company carrying 30 per cent or more of the voting rights of the Company or otherwise to be required to make a mandatory offer under Rule 9 of the City Code on Takeovers and Mergers;

2.13	that the Company's American Depositary Shares represent shares in the Company on a one-for-one basis; and

2.14	that no shares or securities in the Company are listed on any recognised investment exchange in the United Kingdom (as defined in section 285 of the Financial Services and Markets Act 2000).

3.	Opinion

Based upon and subject to the foregoing, and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:

(a)
the Company is duly incorporated and validly existing as a public limited company in good standing under the laws of England and Wales, with corporate power and authority to own, lease and operate its properties and conduct its business as a neuroscience company focussed on the development and commercialisation of novel drugs for the treatment of central nervous system disorder, to execute the Securities Purchase Agreement and to allot and issue the Shares as described therein;

(b)
the Securities Purchase Agreement has been (or will when signed by a director of the Company have been) duly authorised, executed and delivered by the Company. Such execution of the Securities Purchase Agreement by the Company will not conflict with the memorandum and articles of association of the Company, nor with the laws of England and Wales;

(c)
upon payment therefor, the Shares will have been duly authorised and validly issued and will be fully paid and non-assessable. For the purposes of this opinion, we have assumed the term "non-assessable" in relation to the Shares means under English law that holders of such Shares, in respect of which all amounts due on such Shares as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute to the liabilities of the Company solely in their capacity as holders of such Shares; and

(d)	no further approval of the shareholders of the Company is required in connection with the allotment and issue of the Shares and the performance by the Company of the Securities Purchase Agreement.

4.	Reservations

Our reservations are as follows:

4.1
we express no opinion as to any law other than English law in force, and as interpreted, at the date of this Opinion. We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction. In particular and without prejudice to the generality of the foregoing, we have not independently investigated the laws of the United States of America or the State of New York or the rules of any non-UK regulatory body (including without limitation, SEC) or any securities exchange (including without limitation, NASDAQ) for the purpose of this Opinion;

4.2
this Opinion deals exclusively with the statutory authorities and powers required by the directors of the Company to allot the Shares and not with any contractual restrictions which may be binding on the Company or its directors or any investing institutions' guidelines;

4.3
the information contained in searches obtained from the Registrar of Companies is not always up to date or complete as a result of inaccuracies or delays in filing by the persons responsible and/or misfiling or delays by staff at Companies House;

4.4
the list of members maintained by the Company's registrars does not disclose details of the payment up of any Shares, such details being recorded by the Company in a separate register of allotments which contains certain of the information required under the Act and we assume that the same procedure will be adopted in relation to the Shares; and

4.5	no allotment of any Shares has yet taken place and no such allotment may in any event take place.

This Opinion speaks only as at the date hereof. Notwithstanding any reference herein to future matters or circumstances, we have no obligation to advise the addressee (or any third party) of any changes in the law or facts that may occur after the date of this Opinion.

This Opinion is given on condition that it is governed by and shall be construed in accordance with English law in force and interpreted at the date of this Opinion. We have not investigated the laws of any country other than England and Wales.

This Opinion is given solely to you for the purpose of the Securities Purchase Agreement. It may not be used nor relied upon for any other purpose or by any other person.

Yours faithfully

Kirkpatrick & Lockhart Nicholson Graham LLP

Schedule 1

Purchaser:	Address:
Southpoint	623 Fifth Avenue, 25th Floor, New York, NY 10022
Bloxhams (Nominee Account)	2-3 Exchange Place, IFSC Dublin 1, Ireland
Fort Mason Capital	456 Montgomery Street, 22nd Floor, San Francisco, CA 94115
Biotechnology Value Fund, L.P.	1 Sansome Street, 39th Floor, San Francisco, CA 94104
Biotechnology Value Fund II, L.P.	1 Sansome Street, 39th Floor, San Francisco, CA 94104
BVF Investments L.L.C.	1 Sansome Street, 39th Floor, San Francisco, CA 94104
Investment 10 L.L.C.	1 Sansome Street, 39th Floor, San Francisco, CA 94104
Domain Public Equity Partners	One Palmer Square, Suite 515, Princeton, NJ 08542
Simon Kukes	ZAO Samara-Nafta 4, Smolensky Blvd, Moscow, Russia 119034
IIU	IIU, IFSC House, Custom House Quay, Dublin 1, Ireland
Enable Capital Management	One Ferry Building, Suite 255, San Francisco, CA 94111
John Climax	Kleinwort Benson House, Wests Centre, St. Helier, Jersey JE48PQ, Channel Islands
Lyrical Partners	152 W. 57th Street, 33rd Floor, New York, NY 10019
Tom Lynch	7 Curzon Street, London W1J 5HG
Nite Capital	100 E. Cook Avenue, Suite 201, Libertyville, IL 60048
Focus Global Fund	1 North Wall Quay, IFSC, Dublin 1, Ireland
Davy Crest Nominees	Davy House, 49 Dawson Street, Dublin 2, Ireland
Peter Levonowich	c/o Petroval, 84 Avenue Louis Casai, 1216 Cointrin, Geneva, Switzerland
Seamus Mulligan	Woodlands, Barry More, Athlone, Ireland
David Brabazon	47 Mount Prospect Avenue, Clontarf, Dublin 3, Ireland
Michael Walsh	IIU, IFSC House, Custom House Quay, Dublin 1, Ireland
John Groom	Mardleybury Manor, Woolmer Green, Knebworth, Herts SG3 6LU
Jacob Tal	PO Box 7296, Reno, NV, 89510, USA
Monarch Capital Fund	Harbour House, 2nd Floor, Waterfront Dr., Road Town, Tortola, British Virgin Islands
Tiarnan O'Mahoney	Glen Pines, Old Lone Hill Rd, Enniskerry, Co. Wicklow, Ireland
Yos Shiran & Nissan Shiran	HMYASDIM, Ramot Hshvim, Israel
Ori Shilo	12 Dufna sA., Tel-Aviv, 64926, Israel
David Hurley	Silvermere, Killiney Heath, Killiney, Ireland
Eunan Maguire	Montserrat Torquay Rd., Foxrock Dublin 18, Ireland
Shane Cooke	Kirriemuir, Sillorgan Park, Dublin, Ireland
Alan Cooke	60 Sandford Rd, Ranelagh, Dublin 6, Ireland
Tom Maher	Rear of 66 Tritonville Rd, Sanoymount, Dublin 4, Ireland
Nigel Clerkin	18 Lower Beechwood Avenue, Dublin 6, Ireland
Emer Reynolds	31 Churchfields, Miltown, Dublin 14, Ireland
Kevin Insley	102 St James Court, Flatts, Smiths FL-04 Bermuda
ProSeed Capital Holdings CVA	Vlierbeekberg 107, 3090 Overijse, Belgium
Robert Butler	105 Henry Street, Limerick, Ireland
Rick Stewart	25 St George's Road, Twickenham, London TW1 1QR

The Directors
Amarin Corporation Plc
7 Curzon Street
London
W1J 5HG

and

Banc of America Securities LLC
9 West 57th Street, 40th Floor
New York, New York 10019
USA ("BOA")

and

The parties listed in Schedule 1 to this Opinion

Simon Down sdown@klng.com Direct tel +44 (0)44 (0)20 7360 8161 Direct fax +44 (0)44 (0)20 7360 6363 2 February 2006

Dear Sirs

AMARIN CORPORATION PLC (THE "COMPANY")

We refer to our opinion dated 21 December 2005 in respect of Amarin Corporation PLC (the "Opinion").

By way of correction we confirm that the Shares (as defined in the Opinion) have not been registered under the United States Securities Act of 1933, as amended, and the rules and regulations thereunder with the United States Securities and Exchange Commission  and accordingly the final sentence of the first paragraph of the Opinion is hereby deleted and entirely replaced by the following:  "The Shares have not been registered under the United States Securities Act of 1933, as amended, and the rules and regulations thereunder with the United States Securities and Exchange Commission (the "SEC")."and paragraph 1.6 of the Opinion is not applicable

We confirm that the Opinion remains unchanged in all other respect as at 21 December 2005.

Yours faithfully

Kirkpatrick & Lockhart Nicholson Graham LLP (registered in England)